EXHIBIT 99.1

CONSENT OF BOENNING & SCATTERGOOD, INC.

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Peoples-Sidney Financial Corporation (“PPSF”), as Annex C to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 filed on the date hereof (the “Registration Statement”) relating to the proposed merger of PPSF with and into Farmers & Merchants Bancorp, Inc. and to the references to such opinion and our firm’s name contained therein under the captions “Summary—Opinion of PPSF’s Financial Advisor,” “Risk Factors—The opinion of PPSF’s financial advisor delivered to PPSF’s Board of Directors before the execution of the Merger Agreement does not reflect any changes in circumstances subsequent to the date of the opinion,” “The Merger—Background of the Merger,” “The Merger—PPSF’s Reasons for the Merger; Recommendation,” “The Merger—Opinion of PPSF’s Financial Advisor,” and “Annex A—Agreement and Plan of Merger by and Between Farmers & Merchants Bancorp, Inc. and Peoples-Sidney Financial Corporation.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Boenning & Scattergood, Inc.

West Conshohocken, Pennsylvania

July 25, 2022